EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-88588, 333-39589, 333-112172 and 333-140724) and the Registration Statements on Form S-8 (Nos. 333-113690, 333-89473, 333-23091, 333-39493, 333-54018, 333-54026, 333-71548, 333-122840, 333-122841, 333-132558, 333-132559, 333-143720, and 333-147240) of LaserCard Corporation of our reports dated June 4, 2008, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of LaserCard Corporation, included in this Annual Report on Form 10-K for the fiscal year ended March 31, 2008.

We also consent to the incorporation by reference of our report dated June 4, 2008 on the financial statement schedule which appears in this Annual Report on Form 10-K.

/s/ Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, California

June 4, 2008